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                                                                    EXHIBIT 99.1

                   RISK FACTORS RELATING TO UNITED AUTO GROUP

AUTOMOBILE MANUFACTURERS EXERCISE SIGNIFICANT CONTROL OVER OUR OPERATIONS AND WE DEPEND ON THEM IN ORDER TO OPERATE OUR BUSINESS.

      Each of our dealerships operates pursuant to franchise agreements with automobile manufacturers or manufacturer-authorized distributors. We are dependent on our relationships with these automobile manufacturers because, without a franchise agreement, we cannot obtain new vehicles from a manufacturer or display vehicle manufacturer trademarks.

      Manufacturers exercise a great degree of control over the operations of our dealerships. For example, manufacturers can require our dealerships to meet specified standards of appearance and quality, require individual dealerships to meet specified financial criteria such as maintenance of minimum net working capital and, in some cases, minimum net worth, impose minimum customer service and satisfaction standards, set standards regarding the maintenance of inventories of vehicles and parts and govern the extent to which our dealerships can utilize the manufacturers' names and trademarks. In many cases the manufacturer must consent to the replacement of the dealership principal.

      Our franchise agreements worldwide may be terminated or not renewed by the automobile manufacturers for a variety of reasons, including any unapproved change of ownership or management and other material breaches of the franchise agreements. We have from time to time been in non-compliance with various provisions of some of our franchise agreements. Although we believe that we will be able to renew at expiration all of our existing franchise agreements, if any of our significant existing franchise agreements or a large number of franchise agreements are not renewed or the terms of any such renewal are materially unfavorable to us, there may be a material adverse effect on our results of operations, financial condition or cash flows. In addition, actions taken by manufacturers to exploit their bargaining position in negotiating the terms of renewals of franchise agreements or otherwise could also have a material adverse effect on our results of operations, financial condition or cash flows.

      Our franchise agreements do not give us the exclusive right to sell a manufacturer's product within a given geographic area. The location of new dealerships near our existing dealerships could materially adversely affect our operations, revenues and profitability.

WE DEPEND ON MANUFACTURERS TO PROVIDE US WITH POPULAR VEHICLES.

      We depend on manufacturers to provide us with a desirable mix of popular new vehicles, which tends to produce the highest profit margins and be the most difficult to obtain from manufacturers. Manufacturers generally allocate their vehicles among dealerships based on the sales history of each dealership. If we cannot obtain sufficient quantities of the most popular models, whether due to sales declines at our dealerships or otherwise, our new vehicle sales and profitability may be adversely affected. Sales of less profitable models may have a material adverse effect on our results of operations, financial condition or cash flows.

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OUR VOLUMES AND PROFITABILITY MAY BE AFFECTED IF MANUFACTURERS DISCONTINUE THEIR
INCENTIVE PROGRAMS.

      Our dealerships depend on the manufacturers for sales incentives, warranties and other programs that are intended to promote and support new vehicle sales at our dealerships. Some of these programs include customer rebates on new vehicles, dealer incentives on new vehicles, special financing or leasing terms, warranties on new and used vehicles and sponsorship of used vehicle sales by authorized new vehicle dealers. Manufacturers have historically made many changes to their incentive programs during each year. A reduction or discontinuation of manufacturers' incentive programs could materially adversely affect our results of operations, financial condition or cash flows

BECAUSE WE DEPEND ON THE SUCCESS AND POPULARITY OF THE BRANDS WE SELL, ADVERSE CONDITIONS AFFECTING ONE OR MORE AUTOMOBILE MANUFACTURERS MAY NEGATIVELY IMPACT OUR REVENUES AND PROFITABILITY.

      Our success depends on the overall success of the line of vehicles that each of our dealerships sells. As a result, our success depends to a great extent on the automobile manufacturers' financial condition, marketing, vehicle design, production and distribution capabilities, reputation, management and labor relations. In 2004, Toyota/Lexus, DaimlerChrysler, BMW, Ford/Premier Auto Group and Honda/Acura accounted for 22%, 15%, 15%, 12% and 11%, respectively, of our total revenues. A significant decline in the sale of new vehicles manufactured by these manufacturers, or the loss or deterioration of our relationships with one or more of these manufacturers, could have a material adverse effect on our results of operations, financial condition or cash flows No other manufacturer accounted for more than 10% of our total 2004 revenues.

      Events such as labor strikes that may adversely affect a manufacturer may also adversely affect us. In particular, labor strikes at a manufacturer that continue for a substantial period of time could have a material adverse effect on our business. Similarly, the delivery of vehicles from manufacturers at a time later than scheduled, which may occur particularly during periods of new product introductions, could lead to reduced sales during those periods. This has been experienced at some of our dealerships from time to time. In addition, any event that causes adverse publicity involving one or more automobile manufacturers or their vehicles may have a material adverse effect on our results of operations, financial condition or cash flows regardless of whether that event involves any of our dealerships.

OUR BUSINESS AND THE AUTOMOTIVE RETAIL INDUSTRY IN GENERAL ARE SUSCEPTIBLE TO ADVERSE ECONOMIC CONDITIONS, INCLUDING CHANGES IN CONSUMER CONFIDENCE, FUEL PRICES AND CREDIT AVAILABILITY WHICH MAY ADVERSELY EFFECT US.

      We believe that the automotive retail industry is influenced by general economic conditions and particularly by consumer confidence, the level of personal discretionary spending, interest rates, fuel prices, unemployment rates and credit availability. Historically, unit sales of motor vehicles, particularly new vehicles, have been cyclical, fluctuating with general economic cycles. During economic downturns, retail new vehicle sales tend to experience periods of decline characterized by oversupply and weak demand. The automotive retail industry may experience sustained periods of decline in vehicle sales in the future. In addition, changes in interest rates could significantly impact our vehicle sales because a significant portion of vehicle buyers finance their purchases. Any decline or change of this type could have a material adverse effect on our results of operations, financial condition or cash flows.

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      In addition, local economic, competitive and other conditions affect the performance of our dealerships. Our revenues and profitability depend substantially on general economic conditions and spending habits in those regions where we maintain most of our operations.

SUBSTANTIAL COMPETITION IN AUTOMOTIVE SALES AND SERVICES MAY ADVERSELY AFFECT OUR PROFITABILITY.

      The automotive retail industry is highly competitive. Depending on the geographic market, we compete with:

      - franchised automotive dealerships in our markets that sell the same or similar makes of new and used vehicles that we offer;

      -     private market buyers and sellers of used vehicles;

      - Internet-based vehicle brokers that sell vehicles obtained from franchised dealers directly to consumers;

      -     service center chain stores; and

      -     independent service and repair shops.

      We also compete with regional and national vehicle rental companies that sell their used rental vehicles. In addition, automobile manufacturers may directly enter the retail market in the future, which could have a material adverse effect on us. As we seek to acquire dealerships in new markets, we may face significant competition as we strive to gain market share. Some of our competitors may have greater financial, marketing and personnel resources and lower overhead and sales costs than us. We do not have any cost advantage in purchasing new vehicles from the automobile manufacturers and typically rely on advertising, merchandising, management experience, sales expertise, service reputation and dealership location in order to sell new vehicles.

      In addition to competition for vehicle sales, our dealerships compete with franchised dealerships to perform warranty repairs and with other automotive dealers, franchised and independent service center chains and independent garages for non-warranty repair and routine maintenance business. Our dealerships compete with other automotive dealers, service stores and auto parts retailers in their parts operations. We believe that the principal competitive factors in service and parts sales are price, the use of factory-approved replacement parts, the familiarity with a manufacturer's brands and models and the quality of customer service. A number of regional or national chains offer selected parts and services at prices that may be lower than our dealerships' prices. We also compete with a broad range of financial institutions in arranging financing for our customers' vehicle purchases.

      In addition, the Internet is a significant part of the sales process in our industry. We believe that customers are using the Internet as part of the sales process to compare pricing for cars and related finance and insurance services, which may reduce gross profit margins for new and used cars and profits generated from the sale of finance and insurance products. Some websites offer vehicles for sale over the Internet without the benefit of having a dealership franchise, although they must currently source their vehicles from a franchised

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dealer. If Internet new vehicle sales are allowed to be conducted without the involvement of franchised dealers, or if dealerships are able to effectively use the Internet to sell outside of their markets, our business could be materially adversely affected. We could also be materially adversely affected to the extent that Internet companies acquire dealerships or ally themselves with our competitors' dealerships.

OUR CAPITAL COSTS AND OUR RESULTS OF OPERATIONS MAY BE ADVERSELY AFFECTED BY A RISING INTEREST RATE ENVIRONMENT.

      We finance our purchases of new and, to a lesser extent, used vehicle inventory using floor plan financing arrangements under which we are charged interest at floating rates. In addition, we obtain capital for general corporate purposes, dealership acquisitions and real estate purchases and improvements under predominantly floating interest rate credit facilities. Therefore, excluding the potential mitigating effects from interest rate hedging techniques, our interest expenses will rise with increases in interest rates. Rising interest rates are generally associated with increasing macroeconomic business activity and improvements in gross domestic product. However, rising interest rates may also have the effect of depressing demand in the interest rate sensitive aspects of our business, particularly new and used vehicles sales, because many of our customers finance their vehicle purchases. As a result, rising interest rates may have the effect of simultaneously increasing our costs and reducing our revenues.

OUR SUBSTANTIAL AMOUNT OF INDEBTEDNESS MAY LIMIT OUR ABILITY TO OBTAIN FINANCING FOR ACQUISITIONS AND MAY REQUIRE THAT A SIGNIFICANT PORTION OF OUR CASH FLOW BE USED FOR DEBT SERVICE.

     We have a substantial amount of indebtedness. As of December 31, 2004, we had approximately $586 million of total non-floor plan debt outstanding and $1.3 billion of floor plan notes payable outstanding. In addition, we had up to $440 million of additional debt capacity under our credit facilities.

      Our substantial debt could have important consequences to you. For example, it could:

      - make it more difficult for us to obtain additional financing in the future for our acquisitions and operations, working capital requirements, capital expenditures, debt service or other general corporate requirements;

      - require us to dedicate a substantial portion of our cash flows from operations to the repayment of our debt and the interest associated with our debt rather than to other areas of our business;

      - limit our operating flexibility due to financial and other restrictive covenants, including restrictions on incurring additional debt, creating liens on our properties, making acquisitions or paying dividends;

      - place us at a competitive disadvantage compared to our competitors that have less debt; and

      - make us more vulnerable in the event of adverse economic and industry conditions or a downturn in our business.

      Our ability to meet our debt service obligations depends on our future financial and operating performance, which will be impacted by general economic conditions and by

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financial, business and other competitive factors, many of which are beyond our control. These factors could include operating difficulties, increased operating costs, the actions of competitors, regulatory developments and delays in implementing our growth strategies. Our ability to meet our debt service and other obligations may depend in significant part on the extent to which we can successfully implement our business strategy. We may not be able to implement our business strategy and the anticipated results of our strategy may not be realized.

      If our business does not generate sufficient cash flow from operations or future sufficient borrowings are not available to us under our credit agreements or from other sources, we might not be able to service our debt or to fund our other liquidity needs. If we are unable to service our debt, due to inadequate liquidity or otherwise, we may have to delay or cancel acquisitions, sell equity securities, sell assets or restructure or refinance our indebtedness. If we are unable to service our debt, we might not be able to sell our equity securities, sell our assets or restructure or refinance our debt on a timely basis or on satisfactory terms or at all. In addition, the terms of our existing or future franchise agreements, agreements with manufacturers or debt agreements may prohibit us from adopting any of these alternatives.

IF WE ARE UNABLE TO COMPLETE ADDITIONAL ACQUISITIONS OR SUCCESSFULLY INTEGRATE ACQUISITIONS, WE MAY NOT BE ABLE TO ACHIEVE DESIRED RESULTS FROM OUR ACQUISITION STRATEGY.

      Growth in our revenues and earnings depends substantially on our ability to acquire and successfully operate dealerships. We cannot guarantee that we will be able to identify and acquire dealerships in the future. Moreover, acquisitions involve a number of risks, including:

      - failure to integrate the operations and personnel of the acquired dealerships;

      -     operating in new markets with which we are not familiar;

      -     incurring undiscovered liabilities at acquired dealerships;

      -     disruption to our existing businesses;

      -     failure to retain key personnel of the acquired dealerships;

      - impairment of relationships with employees, manufacturers and customers; and

      -     incorrectly valuing acquired entities.

In addition, integrating acquired dealerships into our existing mix of dealerships may result in substantial costs, diversion of our management resources or other operational or financial problems. Unforeseen expenses, difficulties, complications and delays frequently encountered in connection with the integration of acquired entities and the rapid expansion of operations could inhibit our growth, result in our failure to achieve acquisition synergies and require us to focus resources on integration rather than other more profitable areas.

      Acquired entities may subject us to unforeseen liabilities that we are unable to detect prior to completing the acquisition, or liabilities that turn out to be greater than those we had expected. These liabilities may include liabilities that arise from non-compliance with environmental laws by prior owners for which we, as a successor owner, will be responsible. Until we assume operating control of acquired entities, we may not be able to ascertain the actual value of the acquired entity.

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      We may be unable to identify acquisition candidates that would result in the most successful combinations, or unable to complete acquisitions on acceptable terms on a timely basis. The magnitude, timing and nature of future acquisitions will depend upon various factors, including the availability of suitable acquisition candidates, the negotiation of acceptable terms, our financial capabilities, the availability of skilled employees to manage the acquired companies and general economic and business conditions. Further, covenants contained in our debt instruments impose limitations on our ability to acquire additional dealerships and future debt instruments may impose additional restrictions.

MANUFACTURERS' RESTRICTIONS ON ACQUISITIONS MAY LIMIT OUR FUTURE GROWTH.

      Our future growth via acquisition of automobile dealerships will depend on our ability to obtain the requisite manufacturer approvals. We must obtain the consent of a manufacturer prior to the acquisition of any of its dealership franchises. We may be unable to obtain the consent of a manufacturer for the acquisition of a dealership or it could take a significant amount of time. In addition, under many franchise agreements or under local law, a manufacturer will have a right of first refusal to acquire a dealership that we seek to acquire.

      Manufacturers also limit the total number of their dealerships that we may own in a particular geographic area and, in some cases, the total number of their vehicles that we may sell as a percentage of that manufacturer's overall sales. Manufacturers may also limit the ownership of stores in contiguous markets, the dueling of a franchise with another brand, along with the frequency of acquisitions. Although to date we have only reached these ceilings with one manufacturer, our growth strategy may be affected by these limits.

WE MAY NOT BE ABLE TO SATISFY OUR CAPITAL REQUIREMENTS FOR MAKING ACQUISITIONS, FINANCING DEALERSHIP RENOVATION PROJECTS OR FINANCING THE PURCHASE OF OUR INVENTORY WHICH COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS AND HINDER OUR ABILITY TO ACHIEVE OUR GROWTH STRATEGY.

      We require substantial capital in order to acquire and renovate automobile dealerships. This capital might be raised through public or private financing, including through the issuance of our equity securities as full or partial consideration for acquisitions, as well as borrowings and other sources. Availability under our credit agreements may be limited by the covenants and conditions of those facilities. We may not be able to find additional or sufficient financing to raise additional funds. If we raise additional funds by issuing our equity securities, dilution to then existing stockholders may result, and the number of shares of common stock that we issue in connection with acquisitions and renovations could be significant. In addition, a decline in the market price of our common stock for any reason, including a perception that sales of substantial amounts of common stock could occur, may increase the amount of cash required by us to finance acquisitions and renovations. If adequate funds are not available, we may be required to significantly curtail our acquisition and renovation programs, which could materially and adversely affect our growth strategy.

      We depend to a significant extent on our ability to finance the purchase of inventory, which in the automotive retail industry involves borrowing significant sums of money in the form of floor plan financing. Floor plan financing is vendor secured financing from a vehicle manufacturer. Our dealerships borrow money to buy a particular vehicle from the manufacturer and pay off the floor plan financing when they sell the particular vehicle, paying interest during the interim period. In connection with acquisitions of dealerships, we must either obtain new floor plan financing or obtain consents to assume that financing. Our

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floor plan financing is secured by substantially all of the assets of our automotive dealership subsidiaries and, in some cases, a guarantee from us. Our remaining assets are pledged to secure our credit facilities. This may impede our ability to borrow from other sources. Most of our floor plan lenders are associated with manufacturers with whom we have franchise agreements. Consequently, the deterioration of our relationship with a manufacturer could adversely affect our relationship with the affiliated floor plan lender and vice versa. Any inability to obtain floor plan financing on customary terms, or the termination of our floor plan financing arrangements by our floor plan lenders, could have a material adverse effect on our operations.

OUR FAILURE TO MEET A MANUFACTURER'S CONSUMER SATISFACTION REQUIREMENTS MAY ADVERSELY AFFECT OUR ABILITY TO ACQUIRE NEW DEALERSHIPS, OUR ABILITY TO OBTAIN INCENTIVE PAYMENTS FROM MANUFACTURERS AND OUR PROFITABILITY.

      Many manufacturers attempt to measure customers' satisfaction with their sales and warranty service experiences through systems which vary from manufacturer to manufacturer, but which are generally known as customer satisfaction indices, or CSI. These manufacturers may use a dealership's CSI scores as a factor in evaluating applications for additional dealership acquisitions. Certain of our dealerships have had difficulty from time to time in meeting their manufacturers' CSI standards. We may be unable to comply with these standards in the future. A manufacturer may refuse to consent to an acquisition of one of its franchises if it determines that our dealerships do not comply with the manufacturer's CSI standards. This could materially adversely affect our acquisition strategy. In addition, because we receive payments from the manufacturers based in part on CSI scores, future payments could be materially reduced or eliminated if our CSI scores decline.

AUTOMOBILE MANUFACTURERS IMPOSE LIMITS ON OUR ABILITY TO ISSUE ADDITIONAL EQUITY AND ON THE OWNERSHIP OF OUR COMMON STOCK BY THIRD PARTIES, WHICH MAY HAMPER OUR ABILITY TO MEET OUR FINANCING NEEDS.

      A number of manufacturers impose restrictions on the sale and transfer of our common stock. The most prohibitive restrictions provide that, under specified circumstances, we may be forced to sell or surrender franchises (1) if a competitor automobile manufacturer acquires a 5% or greater ownership interest in us or (2) if an individual or entity that has a criminal record in connection with business dealings with any automobile manufacturer, distributor or dealer or who has been convicted of a felony acquires a 5% or greater ownership interest in us. Similarly, several manufacturers have the right to approve the acquisition by a third party of 20% or more of our voting equity, and a number of manufacturers continue to prohibit changes in ownership that may affect control of our company.

      Actions by our stockholders or prospective stockholders that would violate any of the above restrictions are generally outside our control. If we are unable to renegotiate these restrictions, we may be forced to terminate or sell one or more franchises, which could have a material adverse effect on us. This may also inhibit our ability to acquire dealership groups. These restrictions also may prevent or deter prospective acquirers from acquiring control of us and, therefore, may adversely impact the value of our common stock. These restrictions also may impede our ability to raise required capital or to issue our stock as consideration for future acquisitions.

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AUTOMOTIVE RETAILING IS A MATURE INDUSTRY WITH LIMITED GROWTH POTENTIAL IN NEW
VEHICLE SALES.

      The U.S. automotive retail industry is considered a mature industry in which minimal growth in unit sales of new vehicles is expected. Accordingly, growth in our revenues and earnings will depend significantly on our ability to acquire and consolidate profitable dealerships and increase our higher-margin businesses.

BUSINESS INTERRUPTIONS AT SOME OF OUR DEALERSHIPS COULD IMPACT OUR OPERATING RESULTS.

      We have historically experienced business interruptions at several of our dealerships due to adverse weather conditions or other extraordinary events, such as wild fires in California or hurricanes in Florida. To the extent we experience future similar events, our operating results may be adversely impacted.

IF WE LOSE KEY PERSONNEL OR ARE UNABLE TO ATTRACT ADDITIONAL QUALIFIED PERSONNEL, OUR BUSINESS COULD BE ADVERSELY AFFECTED.

      We believe that our success depends to a significant extent upon the efforts and abilities of our executive management and key employees, including, in particular, Roger S. Penske. Additionally, our business is dependent upon our ability to continue to attract and retain qualified personnel, such as managers, as well as retaining executive management in connection with acquisitions. We generally have not entered into employment agreements with our key personnel. The loss of the services of one or more members of our senior management team, including, in particular, Roger S. Penske, could have a material adverse effect on us and materially impair the efficiency and productivity of our operations. We do not have key man insurance for any of our executive officers or key personnel. In addition, the loss of any of our key employees or the failure to attract qualified managers could have a material adverse effect on our business and may materially impact the ability of our dealerships to conduct their operations in accordance with our standards.

OUR QUARTERLY OPERATING RESULTS MAY FLUCTUATE DUE TO SEASONALITY IN THE AUTOMOTIVE RETAIL BUSINESS AND OTHER FACTORS.

      The automobile industry typically experiences seasonal variations in vehicle revenues. Demand for automobiles is generally lower during the winter months than in other seasons, particularly in regions of the United States that may have harsh winters. A higher amount of vehicle sales generally occurs in the second and third quarters of each year, due in part to consumer buying trends and the introduction of new vehicle models. Therefore, if conditions exist in the second or third quarters that depress or affect automotive sales, such as high fuel costs, depressed economic conditions or similar adverse conditions, our revenues for the year may be disproportionately adversely affected. Our dealerships located in the northeastern states are typically affected by seasonality more than our dealerships in other regions.

      In addition, the U.K. retail automotive industry typically experiences peak sales activity during March and September of each year. This seasonality results from the perception in the U.K. that the resale value of a vehicle may be determined by the date that the vehicle is registered. Because new vehicle registration periods begin on March 1 and September 1 each year, vehicles with comparable mileage that were registered in March may have an equivalent used vehicle value to vehicles registered in August of the same year.

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OUR BUSINESS MAY BE ADVERSELY AFFECTED BY IMPORT PRODUCT RESTRICTIONS AND
FOREIGN TRADE RISKS THAT MAY IMPAIR OUR ABILITY TO SELL FOREIGN VEHICLES PROFITABLY.

      A significant portion of our new vehicle business involves the sale of vehicles, vehicle parts or vehicles composed of parts that are manufactured outside the region in which they are sold. As a result, our operations are subject to customary risks associated with imported merchandise, including fluctuations in the relative value of currencies, import duties, exchange controls, differing tax structures, trade restrictions, transportation costs, work stoppages and general political and economic conditions in foreign countries.

      The locations in which we operate may, from time to time, impose new quotas, duties, tariffs or other restrictions, or adjust presently prevailing quotas, duties or tariffs on imported merchandise. Any of those impositions or adjustments could materially affect our operations and our ability to purchase imported vehicles and parts at reasonable prices, which could have a material adverse effect on our business.

OUR AUTOMOTIVE DEALERSHIPS ARE SUBJECT TO SUBSTANTIAL REGULATION WHICH MAY ADVERSELY AFFECT OUR PROFITABILITY.

      A number of regulations affect our business of marketing, selling, financing and servicing automobiles. Under the laws of states in locations which we currently operate or into which we may expand, we typically must obtain a license in order to establish, operate or relocate a dealership or operate an automotive repair service, including dealer, sales, finance and insurance-related licenses. These laws also regulate our conduct of business, including our advertising, operating, financing, employment and sales practices.

      Our financing activities with customers are subject to truth-in-lending, consumer leasing, equal credit opportunity and similar regulations as well as motor vehicle finance laws, installment finance laws, insurance laws, usury laws and other installment sales laws. Some jurisdictions regulate finance fees that may be paid as a result of vehicle sales. In the past several years, private plaintiffs and state attorney generals in the U.S. have increased their scrutiny of advertising, sales, and finance and insurance activities in the sale and leasing of motor vehicles. These activities have led many lenders to limit the amounts that may be charged to customers as fee income for these activities. If these or similar activities were to restrict our ability to generate revenue from arranging financing for our customers, we could be adversely affected.

      We could also be susceptible to claims or related actions if we fail to operate our business in accordance with these laws. Claims arising out of actual or alleged violations of law may be asserted against us or any of our dealers by individuals, either individually or through class actions, or by governmental entities in civil or criminal investigations and proceedings. Such actions may expose us to substantial monetary damages and legal defense costs, injunctive relief and criminal and civil fines and penalties, including suspension or revocation of our licenses and franchises to conduct dealership operations.

      We will generally continue to be involved in legal proceedings in the ordinary course of business. A significant judgment against us, the loss of a significant license or permit or the imposition of a significant fine could have a material adverse effect on our business, financial condition and future prospects.

IF STATE DEALER LAWS IN THE UNITED STATES ARE REPEALED OR WEAKENED, OUR AUTOMOTIVE DEALERSHIPS WILL BE MORE SUSCEPTIBLE TO TERMINATION, NON-RENEWAL OR RENEGOTIATION OF THEIR FRANCHISE AGREEMENTS.

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      State dealer laws generally provide that a manufacturer may not terminate or refuse to renew a franchise agreement unless it has first provided the dealer with written notice setting forth good cause and stating the grounds for termination or non-renewal. Some state dealer laws allow dealers to file protests or petitions or to attempt to comply with the manufacturer's criteria within the notice period to avoid the termination or non-renewal. Though unsuccessful to date, manufacturers' lobbying efforts may lead to the repeal or revision of state dealer laws. If dealer laws are repealed in the states in which we operate, manufacturers may be able to terminate our franchises without providing advance notice, an opportunity to cure, or a showing of good cause. Without the protection of state dealer laws, it may also be more difficult for our dealers to renew their franchise agreements upon expiration.

OUR AUTOMOTIVE DEALERSHIPS ARE SUBJECT TO ENVIRONMENTAL REGULATIONS THAT MAY RESULT IN CLAIMS AND LIABILITIES WHICH COULD BE MATERIAL.

      We are subject to a wide range of environmental laws and regulations, including those governing discharges into the air and water, the operation and removal of underground and aboveground storage tanks, the use, handling, storage and disposal of hazardous substances and other materials and the investigation and remediation of contamination. As with automotive dealerships generally, and service, parts and body shop operations in particular, our business involves the use, storage, handling and contracting for recycling or disposal of hazardous materials or wastes and other environmentally sensitive materials. Our business also involves the operation of storage tanks containing such materials. Storage tanks are subject to periodic testing, containment, upgrading and removal under relevant law. Furthermore, investigation or remediation may be necessary in the event of leaks or other discharges from current or former underground or aboveground storage tanks. In the U.S., we may also have liability in connection with materials that were sent to third-party recycling, treatment, and/or disposal facilities under the Comprehensive Environmental Response, Compensation and Liability Act, and comparable state statutes, which impose liability for investigation and remediation of contamination without regard to fault or the legality of the conduct that contributed to the contamination. Similar to many of our competitors, we have incurred and will continue to incur, capital and operating expenditures and other costs in complying with such laws and regulations.

      Soil and groundwater contamination is known to exist at some of our current or former properties. Further, environmental laws and regulations are complex and subject to change. In addition, in connection with our acquisitions, it is possible that we will assume or become subject to new or unforeseen environmental costs or liabilities, some of which may be material. In connection with dispositions of businesses, or dispositions previously made by companies we acquire, we may retain exposure for environmental costs and liabilities, some of which may be material. Compliance with current or amended, or new or more stringent, laws or regulations, stricter interpretations of existing laws or the future discovery of environmental conditions could require additional expenditures by us, and those expenditures could be material.

OUR PRINCIPAL STOCKHOLDERS HAVE SUBSTANTIAL INFLUENCE OVER US AND MAY MAKE DECISIONS WITH WHICH YOU DISAGREE. SOME OF OUR DIRECTORS AND OFFICERS MAY HAVE CONFLICTS OF INTEREST WITH RESPECT TO CERTAIN RELATED PARTY TRANSACTIONS AND OTHER BUSINESS INTERESTS.

      Penske Corporation through various affiliates beneficially owns 40% of our outstanding common stock. In addition, Penske Corporation and its affiliates have entered into a stockholders agreement with our second largest stockholder, Mitsui & Co., Ltd. and

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one of its affiliates, pursuant to which they have agreed to vote together as to the election of our directors. Collectively, these two groups beneficially own 56% of our outstanding stock. As a result, these persons have the ability to control the composition of our board of directors and therefore they may be able to control the direction of our affairs and business.

      This concentration of ownership, as well as various provisions contained in our agreements with manufacturers, our certificate of incorporation and bylaws and the Delaware General Corporation Law, could have the effect of discouraging, delaying or preventing a change in control of us or unsolicited acquisition proposals. These provisions include the stock ownership limits imposed by various manufacturers and our ability to issue "blank check" preferred stock and the "interested stockholder" provisions of Section 203 of Delaware law.

      Some of our executive officers also hold executive positions at other companies affiliated with our largest stockholder. Roger S. Penske, our Chairman and Chief Executive Officer, is also Chairman and Chief Executive Officer of Penske Corporation, a diversified transportation services company. Robert H. Kurnick, Jr., our Executive Vice President and General Counsel, is also President of Penske Corporation, and Paul H. Walters, our Executive Vice President -- Human Resources, is also Executive Vice President -- Administration of Penske Corporation. Much of the compensation of these officers is paid by Penske Corporation and not by us, and while these officers have historically devoted a substantial amount of their time to our matters, these officers are not required to spend any specific amount of time on our matters. In addition, two of our directors, James A. Hislop and Richard J. Peters, are also directors of Penske Corporation. Mr. Hislop is a managing member of Penske Capital Partners and Messrs. Hislop and Peters are managing directors of Transportation Resource Partners. In addition, Penske Corporation owns Penske Automotive Group, a privately held automotive dealership company with operations in southern California. Due to their relationships with these related entities, Messrs. Penske, Kurnick, Walters, Hislop and Peters may have a conflict of interest in making any decision related to transactions between their related entities and us, or with respect to allocations of corporate opportunities.

OUR INTERNATIONAL OPERATIONS SUBJECT US TO FOREIGN CURRENCY TRANSLATION RISK AND EXPOSURE TO CHANGES IN EXCHANGE RATES.

      Between 25% and 35% of our revenues are generated in international markets, predominately the United Kingdom. As a result, we are exposed to the risks involved in foreign operations, including:

      - changes in international tax laws and treaties, including increases of withholding and other taxes on remittances and other payments by subsidiaries;

      -     currency and exchange risks;

      - tariffs, trade barriers, and restrictions on the transfer of funds between nations;

      -     changes in international governmental regulations;

      -     the impact of local economic and political conditions;

      - the impact of European Commission regulation and the relationship between the U.K. and continental Europe; and

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      -     increased competition and the impact on vehicle pricing resulting from the expiration of the Block Exemption in the U.K.

      If our international operations fail to perform as expected, we will be adversely impacted. In addition, our international results of operations and financial position are reported in local currency and are then translated into U.S. dollars at the applicable foreign currency exchange rate for inclusion in our consolidated financial statements. As exchange rates fluctuate, particularly between the U.S. and U.K., the translation effect of such fluctuations may have a material effect on our results of operations or financial position as reported in U.S. dollars.

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